Exhibit 99.3

CONSENT OF SOUTHARD FINANCIAL, LLC

We hereby consent to the inclusion of our opinion letter dated July 1, 2013 to the Board of Directors of First Federal Bancshares of Arkansas, Inc. (“First Federal”) as an appendix to the Joint Proxy Statement/Prospectus relating to the proposed merger of First National Security Company with and into First Federal and related proposals contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion contained therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Memphis, Tennessee

August 27, 2013